PRESS RELEASE

FOR IMMEDIATE RELEASE

Optimal Group Provides Update on Discussions with U.S. Department of Justice

Montreal, Quebec, May 11, 2007—Optimal Group Inc. (NASDAQ:OPMR) announced on May 8, 2007 that following recent announcements by the U.S. Attorney’s Office in the Southern District of New York relating to its ongoing investigation of the U.S. Internet gambling industry, the Company has initiated discussions with the U.S. Attorney’s Office in the Southern District of New York and is in the process of responding to a voluntary request for information issued by the U.S. Attorney’s Office.

In connection with such ongoing investigation, Optimal has received a copy of warrants of seizure issued by the U.S. Attorney’s Office against funds of certain payment processors on deposit with two U.S. banks. These funds include monies on deposit to the credit of Company affiliates, namely, approximately $4.2 million that FirePay Limited has on deposit in a reserve account and approximately $15 million that Optimal Payments has on deposit in a money market account. Through counsel, the Company has been assured by the U.S. Attorney’s Office that the issuance of the warrants does not impact in any way upon discussions between the Company and the U.S. Attorney’s Office, nor upon any eventual outcome of those discussions.

About Optimal Group Inc.

Optimal Group Inc. is a payments company with operations primarily in North America and the United Kingdom. Through our wholly-owned subsidiary Optimal Payments, we process credit card payments for Internet businesses, mail-order/telephone-order and retail point-of-sale merchants, and process electronic checks and direct debits online and by phone.

For more information about Optimal, please visit the Company's website at www.optimalgrp.com.

Leon Garfinkle

Optimal Group Inc.

(514) 738-8885